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                                                                    EXHIBIT 99.1

[LOGO]                 FEDERAL PAPER BOARD COMPANY, INC.


FOR:  FEDERAL PAPER BOARD COMPANY, INC.

                                        CONTACT:
                                        Quentin J. Kennedy
                                        Executive Vice President
                                        Federal Paper Board Company, Inc.
                                        (201) 391-1776


FOR IMMEDIATE RELEASE:
Wednesday, February 14, 1996

MONTVALE, New Jersey (February 14) -- Federal Paper Board Company, Inc. (NYSE:FBO) announced today that a Special Meeting of its Shareholders will be held on Tuesday, March 12, 1996, to consider a proposal to approve a merger agreement (the "Merger Agreement"), pursuant to which Federal Paper Board will become a wholly owned subsidiary of International Paper Company
("International Paper") (NYSE:IP) (the "Merger"). Pursuant to the Merger, each Federal Paper Board shareholder will be entitled, with respect to each share of Federal Paper Board common stock held by such holder, to elect to receive $55 in cash or International Paper common stock valued at approximately $55, or to indicate that such holder has no preference as to the form of consideration to be received in the Merger, subject to the limitations and allocation procedures set forth in the Merger Agreement. The shareholder election to receive cash or International Paper common stock will be subject to adjustment so that, in the aggregate, approximately 49 percent of the Federal Paper Board common stock will be exchanged for cash.

If the Merger Agreement is approved at the Special Meeting, the closing is also expected to be Tuesday, March 12, 1996, and the election deadline for Federal Paper Board shareholders to elect the form of consideration they wish to receive in the Merger is expected to be 5:00 p.m., New York City time, on Monday, March 11, 1996. Assuming the closing occurs on March 12, 1996, the valuation period for determining the number of shares of common stock of International Paper constituting the stock consideration to be paid in the Merger would have begun on Thursday, February 8, 1996, and would end on Thursday, March 7, 1996.


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Federal Paper Board Company, Inc.
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Shareholders of record of Federal Paper Board common stock at the close of business on February 7, 1996, will be entitled to vote at the Special Meeting. A Proxy Statement/Prospectus dated February 9, 1996, was mailed to such record holders on February 12, 1996, and a Form of Election to enable such record holders to elect the form of consideration to be received by such record holder in the Merger was mailed to such record holders on February 13, 1996.

Additional copies of the Form of Election and the Proxy Statement/Prospectus will be made available to any shareholder upon request. A request for a copy of the Proxy Statement/Prospectus and Form of Election should be directed to MacKenzie Partners, Inc., the Information Agent, at the following address:
MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010; or call
(212)929-5500 (call collect) or toll-free (800)322-2885.  The Form of
Election and Proxy Statement/Prospectus will be delivered by overnight mail if requested after the close of business on Monday, February 26, 1996.

The Form of Election, together will all other required documents, must be returned to Chemical Mellon Shareholder Services, L.L.C., the Exchange Agent, prior to the election deadline. The Form of Election contains instructions for returning such documents by mail, by overnight delivery, by hand and by facsimile transmission.

Shareholders of Federal Paper Board who become holders of common stock following February 7, 1996, (the record date) are urged to call MacKenzie Partners to request a Form of Election and Proxy Statement/Prospectus as soon as possible after becoming a shareholder.



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